As filed with the Securities and Exchange Commission on [-----], 2008
Registration No. 333-453334

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1/A
Amendment One
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLACETORENT.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	6519	20-4945436
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

NATALIIA SHULHA
Chief Executive Officer
8200 Wilshire Blvd., Suite 400
Beverly Hills, CA 90211
Tel: (877) 846-7368
(Name, Address and Telephone Number
of Principal Executive Offices and Agent for Service)

Copies of communications to:

JOSEPH I. EMAS
1224 WASHINGTON AVENUE
MIAMI BEACH, FLORIDA 33139
TELEPHONE NO.: (305) 531-1174
FACSIMILE NO.: (305) 531-1274

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller reporting Company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Title of Each Class of Securities to be Registered Common Stock (1)	Amount to be Registered	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
		400,000.50		$200,000	$8.00

Total:					$8.00	*

 *Previously paid
(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act. No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED [-----], 2008

PROSPECTUS

PLACETORENT.COM, INC.
400,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Please refer to “Selling Security holders” beginning on page 19.

Our common stock is presently not traded on any market or securities exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _________ ____ , 2008

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "we," "us," "our", " and the "company" and similar terms refer toPlaceToRent.com, Incorporated, and our subsidiaries collectively, while the term "PTR" refers to PlaceToRent.com” in its corporate capacity.

Our Company

We are PlaceToRent.com, Inc. (the "Company"), a Nevada corporation incorporated on May 26, 2006. PTR is a unique ILS (Internet-based Listing Services) for both renters and property owners with several distinct value propositions. PTR automatically delivers custom property listings based on the users’ set criteria directly into their inbox and rewards them with a $150 bonus when a lease is consummated. Users are required to register their name and email address to view full listing details resulting from their search. We are then able to track users and send them email updates and notifications regarding each viewed property as well as provide leads to the property owners/managers. Further, when prospective renters inquire about a listed property through PTR's internal email or phone system wherein a phone number extension is assigned to each property, we are able to track prospective leads. In this way, prospective renters actively engage and are more vested in the renting process emerging as better qualified prospects. Finally, when prospects rent a property and submit their reward claim, we can account for a successful transaction and calculate the percentage of closed leads. Property owners pay PTR $350 (i.e. "Success Fee") when a verified lease is produced through the PTR website, and owners have the benefit of having the fee paid out of revenue generated from their new tenants.

When renters close a lease using the PlaceToRent.com® service, PTR sends them a $150 PlaceToRent.com® Reward VISA® gift card, which is refillable and can be used at any store that accepts VISA® cards. This incentive helps motivate prospective renters to finalize leases with property owners/managers, and enables PTR to accurately track lease transactions. Management refers to this method as the “pay for performance” model . This is a good example of a revenue-share model with end users, as PTR needs the consumer market to ensure that the “pay for performance” model is properly administered. Furthermore, it encourages repeat usage and word of mouth marketing. Ultimately, management believes that is a win-win situation both for the renter and the property owner.

We believe such model will appeal to our lessor community, since property owners/managers cannot be guaranteed results from their advertising dollars through conventional local advertising in newspapers or rental magazines. With PlaceToRent.com, they pay only when they have a signed lease, thus potentially saving them thousands of dollars in advertising expenses, while ensuring their funds are well spent.

In addition to the Success fees, PTR intends to generate further income from Premium rental and roommate services, Advertising program through PTR's Moving Center which enables businesses to list their moving-related services links widgets and banners on the PTR website, newly launched Affiliate program which allows affiliate websites/marketers to promote PlaceToRent.com and earn $25 for every verified new lease generated as a direct result of their promotions, as well as Other Referral program including Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out) whereby PTR earns a commission every time a renter signs a rent insurance policy through a participating/enrolled property owner/manager.

About Us

Our principal executive offices are located at 8200 Wilshire Blvd., Suite 400, Beverly Hills, CA 90211. Our telephone number is 877- 846 -7368.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Management plans to apply to enable our common stock to be quoted on the OTC Bulletin Board.

The Offering

This prospectus relates to the sale of up to 400,000 currently issued and outstanding shares of our common stock by the selling security holders, consisting of twenty-nine investors.

We agreed to file a registration statement with the Commission in order to register the resale of the common shares issued to the selling security holders.

As of November 24, 2008, we had 25,400,000 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 1.574% of the total common stock outstanding.

We will not commence seeking a market for our common stock until the registration statements have cleared all comments from the Securities and Exchange Commission.  Management intends to request a market maker to file a Form 211 to be approved for trading on the OTC Bulletin Board. The company is not permitted to file a form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security on the Exchange.

There currently is no trading market for our common stock. The Company has not applied for a listing on any exchanges including Pinksheets.com. Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders" and "Plan of Distribution."

SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s financial statements which have been reviewed by Moore & Associates Chartered, an independent registered public accounting firm, as of and for the quarters ended at September 30, 2007 and September 30, 2008. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

PLACETORENT.COM, INC.
SUMMARY OF STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,	For the Nine Months Ended September30,
	2008	2007

REVENUES	$92,221	$-

EXPENSES:

General and administrative	34,304	330
Production expenses		75,000

TOTAL OPERATING EXPENSES	34,304	75,330

NET INCOME (LOSS)	$57,917	(75,330)

NET INCOME (LOSS ) PER COMMON SHARE - BASIC AND DILUTED	$0.00	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	25,165,000	25,000,000

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business

Our auditors have issued a going concern opinion, therefore there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. Our revenues may not be sufficient to meet our operating costs As such we may have to cease activities and you could lose your investment.

We could incur net losses in the future.

As of September 30, 2008, we incurred losses of $129,288 since our inception. Current market conditions around residential real estate make it difficult to project if we will become consistently profitable in the future.

We will incur considerable costs in building and maintaining consumer awareness of our brand and there can be no assurances that these costs will produce the same or greater revenue than we have experienced in the past.

The emergence of competitors for our services may adversely impact our business.

Our existing and potential competitors, such as Rent.com, Apartments.com, ApartmentGuide.com, Rentals.com, etc. capture the most market share on a national scale, include online listing service web sites offering rental properties and other related content and services, as well as general purpose online services, and traditional media such as newspapers, magazines and television that may compete for advertising dollars. The real estate search services market in which our business operates is becoming increasingly competitive. A number of competitors have emerged or intensified their focus on the real estate market, including Rent.com, ForRent.com, Apartments.com, etc.

The barriers to entry for web-based services and businesses are low. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. The rapid pace of technological change constantly creates new opportunities for existing and new competitors and it can quickly render our existing technologies less valuable. Developments in the real estate search services market may also encourage additional competitors to enter that market.

We cannot predict how, if at all, our competitors may respond to our initiatives. We also cannot provide assurance that our new offerings will be able to compete successfully against these competitors or new competitors that enter our markets.

We may not be able to obtain more listings from property owners/managers and real estate brokers than other web site operators.

We believe that the success of PTR depends in large part on displaying a larger and more current listing of rental properties than other web sites.

It is possible that independent initiatives by property owners/managers and large brokers or others could make it easier for other web sites to aggregate listing data for display over the Internet in a manner comparable to PTR. This could impact how consumers and customers value our content and product offerings on the PlaceToRent.com® web site.

Our quarterly financial results are subject to significant fluctuations.

Our quarterly results of operations may vary significantly in the future. We have made significant investments in our businesses and incurred significant sales and marketing expenses and plan to continue this as we develop our brand and new business initiatives. We realized revenues of $43,889 during the three months ended September 30, 2008. Our operating expenses for the three months ended September 30, 2008 were $15,960 compared to $30.00. for the three months ended September 30, 2007. During 2008, the operating expenses were primarily the costs of operating our website. This resulted in a net income of $28,174 for the three months ended September 30, 2008 compared to a net loss of ($25,030) for the three months ended September 30, 2007. As we transform business models, we could experience a decline in quarterly revenue. If revenue from these initiatives falls below our expectations, we will not be able to reduce our spending or change our pricing models rapidly in response to the shortfall. Fluctuations in our quarterly results could also adversely affect the price of our common stock.
Other factors that could affect our quarterly operating results include those described elsewhere in this registration statement include the following:

•	the level at which real estate agents, brokers, homebuilders and rental owners renew the arrangements through which they obtain our services;
•	a continued downturn in the residential real estate market and the impact on advertising;
•	the amount of advertising sold on our web site(s) and the timing of payments for this advertising,.

Although we re not currently involved in any litigation, we may be involved in litigation and other disputes as a result of the nature of our business..

Our business and operations may subject us to claims, litigation and other proceedings brought by private parties and governmental authorities. Litigation may also result from other companies owning or obtaining patents or other intellectual property rights that could prevent, limit or interfere with our ability to provide our products and services. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, including in the Internet industry, and companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. We have not in the past and are not currently involved in intellectual property-related litigation, and we may be involved in these and other disputes in the future, to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. Any such lawsuit may result in significant monetary damages against us that could have a material adverse effect on our results of operations and our financial position. In addition to subjecting us to monetary damages, any intellectual property dispute could force us to do one or more of the following:

•	severely disrupt or slow down our operations, incorporating or using services that use the challenged intellectual property;
•	pay significant sums to obtain a license to the relevant intellectual property that we are alleged to infringe; and
•	redesign those services that use technology that is the subject of an infringement claim.

If we are forced to take any of the foregoing actions, such actions could have a material adverse effect on our results of operations and our financial position.

We rely on intellectual property and proprietary rights.

The PlaceToRent.com® web site address and trademark and the PlaceToRent.com® trademark are important to our business. Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. If we were to lose the PlaceToRent.com® domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources toward developing an independent brand identity.

We regard substantial elements of our web site(s) and underlying technology and models as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization, or develop similar technology independently. Any legal action that we may bring to protect our proprietary information could be unsuccessful, expensive and distract management from day-to-day operations.

Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of these proprietary rights.

Real Estate Industry Risks

Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal and is affected by general economic conditions.

The real estate industry traditionally has been cyclical. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less activity in real estate. A decrease in the current level of sales of products and services related to real estate could adversely affect demand for our products and services. In addition, reduced traffic on our web sites could cause our subscription and advertising revenue to decline, which would materially and adversely affect our business.

During recessionary periods, there tends to be a corresponding decline in demand for real estate, generally and regionally, that could adversely affect certain segments of our business. Such adverse effects typically are a general decline in rents, a decline in leasing activity, a decline in the level of investments in, the value of real estate, and an increase in defaults by tenants under their respective leases. Currently, job losses throughout the nation caused by general weakening economy could cut into the demand for apartment residences which in turn could substantially decrease demand in our services and adversely affect our business operations. In addition, financial straits could cause some people to double-up by moving in with a friend or returning to their parents' house, which could result in decrease of our business operations. Also, the recent federal mortgage bailout policy could cause a considerable number of vacant properties to be driven into the rental housing market; as a result, growth in occupancy rates and effective rents may fall short, which could have an adverse impact on apartment rental industry in general and our business operations in particular.

The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including interest rates, taxation policies, availability of credit, employment levels, wage and salary levels and fears of terrorist attacks or threats of war.

We could experience seasonality in our business as we offer new products and new pricing models. The real estate industry, in most areas of the United States, generally experiences a decrease in activity during the winter months.

We have risks associated with changing legislation in the real estate industry that may adversely impact our business..

Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. The recent Emergency Economic Stabilization Act of 2008 ($700 billion mortgage bailout program) which is designated to restore credit markets by purchasing distressed assets from the nation's banks could have an adverse impact on our business: Fannie Mae and Freddie Mac could scale back their lending activities in multifamily housing and make future apartment development difficult which would decrease demand in our services and adversely affect our operations. Also, the apartment industry might lose renters as the government-led firms bolster the single-family housing market by lowering interest rates and helping would-be renters buy homes which could substantially decrease demand in our services and adversely affect our operations. In addition, states could enact legislation or regulatory policies in the future, which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks

Our operations depend upon our ability to maintain and protect our computer systems. Our PTR data centers provided by Rackspace US, Inc. (an IT hosting company) are engineered to the standards required to support the Zero-Downtime Network™. Though designed and maintained without compromise for security or redundancy, temporary or permanent outages of our computers or software equipment could have an adverse effect on our business. Although we have not experienced any material outages to date, we currently do not have fully redundant systems for our web sites and other services at an alternate site. Therefore, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, earthquakes, power loss, telecommunications failures and simlar events, which could affect our future revenues and traffic.

Experienced computer programmers seeking to intrude or cause harm, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, if a hacker were to penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

We depend on continued improvements to our computer network.

Any failure of our computer systems that causes interruption or slower response time of our web site or services could result in a smaller number of users of our web site. If sustained or repeated, these performance issues could reduce the attractiveness of our web sites to consumers and our subscription products and services to real estate professionals, providers of real estate-related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of rental property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic. We may not be able to project accurately the rate, timing or cost of any increases in our business, or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

 We could face liability for information on our web sites and for products and services sold over the Internet.

We provide third-party content on our web sites, particularly rental property listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that by directly or indirectly providing a link to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third-party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

We enter into agreements with other companies under which we share with these other companies revenue resulting from advertising or the purchase of services through direct links to or from our web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot offer any assurance that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

COMPANY RISK FACTORS

Since inception, we have had limited operations and have incurred net losses through most of our history, having just recently posted our first quarterly net gain of $ 28,174.00 we need additional capital to execute our business plan.

We have had limited operations and have incurred net losses through most of our history, having posted a quarterly net gain of $28,174 for the quarter ending September 30, 2008. From May 26, 2006 (Inception) through December 31, 2007 we incurred cumulative net losses of $187,450.00. We have generated minimal revenues from operations since our inception and we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, and raising private capital. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. We will require additional funds through project financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. We expect our current cash on hand to be sufficient for the next 12 month period. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors (the “Board of Directors”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

We rely on our management and key personnel

The Company is dependent on its management and key personnel and believes that its success will depend upon the efforts and abilities of management and such key personnel, specifically Nataliia Shulha, our sole director and officer. In addition, we do not carry key man life insurances and the loss of Nataliia Shulha would adversely affect implementation of our business plan if we need to replace her. Furthermore, the Company may be dependent on the management and key personnel of companies that may be acquired in the future. If any of these individuals do not continue in their positions with the Company, or if the Company is unable to attract and retain other skilled employees, the Company's business, financial condition and results of operations could be materially adversely affected. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to continue to hire and retain sufficiently qualified management and other personnel necessary to conduct its business successfully.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial  information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history.

Even if a public market develops market price of our common stock may also fluctuate significantly

Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in general economic conditions and in the rental industry;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•	loss of a major customer, partner or joint venture participant; and

•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

As we will be applying to list of the OTCBB, once publicly trading, the application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. The securities and exchange commission has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, rule 15g-9 require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Once publicly trading , we anticipate that the market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Once publicly trading, investors should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect to spend between $50,000 to $100,000 in legal and accounting expenses annually to comply with Sarbanes-Oxley. These costs could affect profitability and our results of operations..

You could be diluted from our future issuance of capital stock.

As of November 24, 2008, we had 25,400,000 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and, as of November 24, 2008, 10,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

We have not and do not intend to pay any dividends. As a result, you may only be able to obtain a return on investment in our common stock if its value increases.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

The selling stockholders may sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders may sell in the public market up to 400,000 shares of common stock being registered in this offering. That means that up to 400,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and the non-registered shareholders will continue to be subject to the provisions of various insider trading and rule 144 regulations. Consequently, if shareholders are selling shares pursuant to the prospectus underlying this registration statement, it may be more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all as public market sales by our shareholder may deflate the market price of our stock.

The sale of material amounts of common stock under the accompanying registration statement could encourage short sales by third parties

In many circumstances the issuance of securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock. Such an event could place further downward pressure on the price of common stock. If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on shares of common stock outstanding as of November 24, 2008.

Name of Selling Stockholder	Control Person	Shares of Common Stock owned prior to Offering	Percent of Common Stock owned prior to Offering (1)	Shares of Common Stock to be Sold	Shares of Common Stock owned after Offering	Percentage of Shares Owned upon Completion
Umka Music Publishing, Inc.	Scott Aderson	20,000	0.079%	20,000	0	0
Almaz Holdings, Inc.	Charlette Manning	10,000	0.039%	10,000	0	0
Sigma Business Solutions, Inc.	David Chesler	10,000	0.039%	10,000	0	0
Restart Media, LLC	Michael Adams	20,000	0.079%	20,000	0	0
Jasmin Media Group, Inc.	Brenda Meyers	20,000	0.079%	20,000	0	0
Bang Bang Entertainment, Inc.	Dave Reynolds	20,000	0.079%	20,000	0	0
Luxe Property Group, Inc.	Daniel Kemper	10,000	0.039%	10,000	0	0
UhearditFirst.com, Inc.	Brian McNeil	10,000	0.039%	10,000	0	0
X-Toon Network, Inc.	Jane Moore	20,000	0.079%	20,000	0	0
BidaGirl.com, Inc.	Chris Knight	20,000	0.079%	20,000	0	0
Pink Dodo, LLC	Scott Davis	20,000	0.079%	20,000	0	0
Music Trapper, Inc.	Mike Lenard	10,000	0.039%	10,000	0	0
First Nano Tech Corp.	Frank Lemis	20,000	0.079%	20,000	0	0
Eccentric Magazine, LLC	Mark Siegal	10,000	0.039%	10,000	0	0
Dionysus Resources, Inc.	Jason Spielberg	20,000	0.079%	20,000	0	0
Big Apple Publishing, LLC	Brian Coors	20,000	0.079%	20,000	0	0
TIAR Media, LLC	Brenda Spears	20,000	0.079%	20,000	0	0
Tommie Lee Ray	N/A	10,000	0.039%	10,000	0	0
Renate Duggan	N/A	10,000	0.039%	10,000	0	0
Jennifer J Alexander	N/A	10,000	0.039%	10,000	0	0
Frank R Raney	N/A	10,000	0.039%	10,000	0	0
Royal Strategic Corp.	Marie Daza	10,000	0.039%	10,000	0	0
Brian Giddens	N/A	10,000	0.039%	10,000	0	0
Leonie Black	N/A	10,000	0.039%	10,000	0	0
WestSide Capital Group, Inc.	Michael Hayes	10,000	0.039%	10,000	0	0
Emerging Growth Stocks, LLC	David Winters	10,000	0.039%	10,000	0	0
Beau Courtney	N/A	10,000	0.039%	10,000	0	0
Marvin Bear	N/A	10,000	0.039%	10,000	0	0
Beverly Hills Capital Group, LLC	Joseph Nevis	10,000	0.039%	10,000	0	0
TOTAL:		400,000	1.571%	400,000	0	0

(1)
Applicable percentage of ownership is based on 25,400,000 shares as of November 24, 2008, (there are no securities exercisable or convertible into shares of common stock within 60 days of November 24, 2008, for each stockholder). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 24, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	a distribution to a selling stockholder’s partners, members or stockholders;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

General

The Company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock par value $0.001. As of November 24, 2008, there were 25,400,000 shares of common stock issued and outstanding and no shares of preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. As of the date of this prospectus, the Company does not have any preferred stock issued or outstanding. If we issue preferred stock in the future, it may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination", unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitation of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Nevada law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of The Articles Of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our financial statements for the period from inception to the period ended December 31, 2007 included in this prospectus, have been audited by Moore & Associates, Chartered. We include the financial statements in reliance on their reports, given upon their authority as experts in accounting and auditing.

The Law Office of Joseph I. Emas, P.A. has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward looking statements” regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

BUSINESS MODEL

PlaceToRent.com®, Inc. (“PTR” or the “Company”), a Nevada corporation, is a state-of-the-art Internet-based listing services (ILS) business that anticipates capturing a high percentage of the online national rental market. The objective of PlaceToRent.com®, Inc. is to quickly become the nation’s premier portal for anyone seeking rental property or for property owners/managers wishing to list a vacancy. Historically, housing prices have been appreciating significantly throughout most of the United States and reached their peak in 2005 (See Addendum 6, Rate of House Price Declines Slows In Second Quarter, Office of Federal Housing Enterprise Oversight (OFHEO), p. 6-7, downloaded from http://www.ofheo.gov/media/pdf/2q08hpi.pdf), which has contributed to the fact that a large segment of the population could no longer qualify for home purchase. Moreover, even though housing prices declined since 2005, tighter credit conditions make it impossible for many to qualify for a home loan. The National Multihousing Council issued a release to say the subprime mortgage market meltdown also bodes well for the apartment market (See Addendum 1, Restoring the Balance. The 2007 National Multy Housing Council Annual Report, pp. 9-11, downloaded from http://www.nmhc.org/Content/ServeFile.cfm?FileID=6174). The growing rates of foreclosures are forcing tens of thousands of former, often short-term home owners back into rentals. (See also: http://www.box.net/shared/n7btc2uzh4)

In recognition of this growth trend, PTR is being launched to capitalize on major opportunities within the rental market. Until recently, most apartment rentals have been promoted primarily through costly rental magazines, "apartment locator" services and classifieds.

PTR is an ILS (Internet-based Listing Services) with a unique pay-for performance/reward-based business model that adds greater value to both apartment owners and renters; it is designed to bring apartment seekers and apartment managers together. PTR emphasizes a high quality search experience for renters implementing the latest Web 2.0 and map-based search technology that results in renters rapidly finding their ideal apartment home. PTR’s service is free to renters and rewards them with $150 Visa Card, when a lease is finalized. The service also does not cost property owners anything until PlaceToRent.com® provides them with a finalized lease transaction and a move-in check from the renter; PTR charges the property manager $350 when a verified lease is produced through the website. In addition, we offer prospective renters a $150 incentive to report their lease, send them emails reminding them to submit their claim and require property owners or managers to enter their credit card billing information at the time they are listing their property in order to ensure that they have good intentions and are willing to compensate us for our services after we have facilitated a verified lease. We use a secure server to protect our customers' sensitive private information. The credit card will not be charged until a verified lease is produced through PTR.

The following are the important factors that differentiate PTR website from its competitors:

•	Extremely friendly and powerful user interface
•	PTR platform fully compatible with most mobile devices

•	Secure Server with VeriSign SSL Certification (Secure Socket Layer) to safely encrypt confidential billing information and prevent it from unauthorized decoding
•	Authorize.Net Payment Gateway which allows for the secure authorization, processing, and management of our merchant services
•	Ability to send custom automated listings directly to users’ mobile via Short Message Service (SMS)
•	Interactive Google™ Maps technology displaying apartments’ locations in a variety of viewing options and detailed driving directions

•	Really Simple Syndication (RSS) feeds that allow to post not only blog entries, but also aggregated rental listings in users’ selected cities
•	Premium roommate finder service that is currently not being offered by the majority of similar ILS (Internet-based Listing Services) businesses
•	Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out)
•	Expanded search criteria to locate available properties around military bases, major corporations and college campuses

PLAN OF OPERATION

PlaceToRent.com®, Inc. was inspired by the recent technology-based changes that have greatly transformed the rental housing and real estate markets. Nowadays, the percentage of renters using the internet to find apartments, condos, houses and guest houses is tremendous. PTR, the first customer-oriented and transaction-based online housing and placement service, stepped in as an intermediary to facilitate the renter-landlord relationship; its fully automated easy-to-use online services provide availability 24 hours a day, seven days a week.

PTR short-term objectives are as follows:

•	Sales of $880,000 in the first year of operation, and $1.6 million by 2011
•	Gross margin higher than 50%
•	Net income more than 25% of sales by 2011
•	Increase PTR’s overall brand recognition
•	Launch and market PTR’s Affiliate program (a program that allows other companies, or individuals, to market our company's services for a commission fee)
•	Continue to maintain tight control of costs and operations by hiring quality management
•	Quickly expand into international markets, such as Canada, UK and Eastern Europe and Asia
•	Launch a vacation rentals worldwide database of available vacation/holiday rentals, host every kind of possible property rental in 2009, and build on a strong existing platform
•	Continue to utilize highly qualitative but inexpensive offshore programmers to handle all data needs
•	Use a significant portion of the new capital infusion generated by the Offering to fund an increased level of online marketing to attract renters and property owners to the PTR website
•	Continue to develop and increase PTR extremely informative database of property profilers, property owners, property managers, landlords and real estate companies including agents and brokers

The above assumptions are based on the following suppositions by management:

•
PTR will keep attracting users to the website by maintaining regularly updated property listings, providing detailed information on the advertised properties, offering easy search functionality and use

•	Demand for our services will continue to exist and evolve even in the weaker economy, as people who don’t qualify for home ownership will be forced into renting
•	PTR will break into new markets once our advertising campaigns launch and bring the company more exposure
•	PTR website development will be continuously upgraded to keep up with the latest technology trends

PTR intends to accomplish its short-term objectives by focusing on achieving profitability in its pursuit of its mission, long-term health, and ultimate survival; through due diligence and careful planning the company will focus on sustaining and improving the organization's competitive strength and long-term market position through creating customer value.

PTR will further focus on winning additional market share, overtaking key competitors on product quality, customer service and constant product innovation, achieving lower overall costs than rivals, boosting the company's reputation with customers, exercising technological leadership, gaining a sustainable competitive advantage, and capturing attractive growth opportunities.

PTR intends to use funds generated from subsequent offerings to finance its marketing strategy.

With more than 70% of renters starting their apartment hunt online according to National Multi Housing Council (NMHC) (See Addendum 2, NMHC White Paper Explores How Consumers Search for Apartments Online. National Multy Housing Council, p.1, downloaded from http://www.nmhc.org/Content/ServeContent.cfm?ContentItemID=4572), we believe PlaceToRent.com® is perfectly poised to deliver what they need to make their search enjoyable, efficient and successful; and PTR’s ultimate goal is to make each of its relocating customers feel that all their needs are addressed and facilitated through the PTR website. (See also: http://www.box.net/shared/n7btc2uzh4)

Service Business Analysis

The increasing need for rental and real estate information in the US, along with new high-tech internet tools, should enable PTR to establish itself at the forefront of the rental industry. To combat the competitors in the rental industry, PTR plans to employ its “per-for-performance” business model and intelligent marketing strategy that further its goals of exceeding its competition. PTR distinguishes itself between its competitors by ensuring comprehensive, up-to-date rental listings and by providing unique services (RSS feeds, landlord rent guarantee insurance which is a policy to cover a property owner from financial losses connected with their property which they let out, extensive search criteria, etc.), maintaining quality management and delivering the best expertise available in the field to consumers. Given that, we believe that PTR has all prerequisits to take its place among the leaders in the rental industry.

Web Plan Analysis

Launched in February 2008, PTR website has already attracted thousands of visitors and generated significant sales. As to date, no promotional campaigns have been launched. PTR’s state-of-the-art website, currently in Beta-mode, will be developed further to provide the friendliest user interface and innovative online tools, and plans to exit its beta phase in January, 2009. Currently, the majority of property listings posted on the PTR website cover such cities as Beverly Hills, Los Angeles, San Francisco, CA and New York, NY.

Website Marketing Strategy

The PTR website offers both prospective renters and property owners/managers a unique, proactive method to visually check out and /or market rentals in a professional and efficient manner. Rental properties, floor plans, amenities, benefits, pet information, qualifications, and other rental details are readily available with quality pictures and 360-degrees video tours, so that renters can make a timely and informed decision.

PTR will be promoted through an aggressive media campaign that will offer a cash reward for anyone who successfully rents a property listed on PTR website.

Marketing Objectives

The following is a list of marketing objectives for PTR:

▪	Achieve annual growth rate of at least 15%
▪	Promote PTR services through strategic online alliances (partnerships, affiliates)
▪	Become the market leader for rental listings in the US and abroad
▪	Educate real estate and commercial real estate professionals of the advantages of PTR’s services

Target Marketing

▪	Google™ Ad Sense advertising
▪	Yahoo Sponsored Search advertising
▪	Billboards
▪	Advertising in a number of daily newspapers and weekly publications
▪	Radio and Television
▪	Kiosks
▪	Partnerships and Affiliations

Marketing Strategy

The following marketing strategies have been developed to bring PTR ahead of any of its competitors. PTR’s marketing team has researched the strategies of its competitors and has produced an aggressive marketing plan. PTR’s marketing strategies will remain constant, i.e. strategically placed online, in newspaper ads, played on radio and television and displayed on billboards. PTR plans to launch its marketing campaigns in the first quarter of 2009; as to date PTR has completed its marketing research stage and is currently seeking an advertising agency.

Pricing Strategy

PTR intends to quickly attain a significant share of the market by instituting asimple, yet revolutionary pricing strategy. PTR will be promoted through an aggressive media campaign that will offer a cash reward for anyone who successfully rents a property listed on PTR website. The Company will generate revenues by:

1.
Charging a Success fee to any person listing a vacancy ONLY when PTR fills that vacancy. The charge is $350 per lease. PTR will not charge the listing person for advertising, which should generate a large influx of ad orders, since it is virtually no-risk as there is no out-of-pocket expense to the owners, until such time as the unit is leased.

2.	Advertising program through PTR's Moving Center which enables businesses to list their moving-related services links widgets and banners on the PTR website;

3.	Affiliate program which allows affiliate websites/marketers to promote PlaceToRent.com and earn $25 for every verified new lease generated as a direct result of their promotions;

4.
Other Referral program including Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out) whereby PTR earns a commission every time a renter signs a rent insurance policy through a participating/enrolled property owner/manager.

Reward Strategy

When consumers locate an apartment on PTR website and sign a lease for it, they will be entitled to a $150 reward payable by PTR upon acknowledging the Company as the referring source. This is a very successful example of revenue-share model with end users, as PTR needs consumer market to ensure that “pay-for-performance” model is properly administered.

Sales Strategy

Through the extensive and aggressive advertising and marketing campaigns outlined in this business plan, PTR is poised to receive great volumes of online rental listings. Through the creation of an extremely informative, user-friendly and inviting web environment, along with the revolutionary business model , free search and listing and unique services, a multitude of consumers will sign up for PTR services via Internet and use them to their benefit, this creating value for both themselves and PTR.

Sales Forecast

PTR launched (in Beta mode) in February, 2008 and generated over $28,000 in revenues in its first month of operations from Success fees/Affiliates/Advertisers:

Success Fees	$9,450
Affiliates	$3,712
Advertisers	$15,014

Success fees are the fees charged by PTR to property owners/managers for generating a new lease

Affiliates are websites/marketers who promote PlaceToRent.com and earn $25 for every verified new lease generated as a direct result of their promotions.
Advertisers are companies that list their moving-related services links, widgets and banners in the Moving Center section of PTR website; PTR generates income from driving traffic to the advertisers' websites or pay-per-click (PTR gets paid a fee each time a user clicks on these links, widgets and banners).

PTR has registered over 4,500 new members (PTR website visitors who registered on the website by submitting their name, email address and creating login/password) since launching in February 2008, and 12,000+ unique visitors to the site (a count of how many different people access our website) during the month of July, 2008

Sales are expected to increase in the months following the implementation of the new investment (website development, advertising and marketing campaigns). However, for the purposes of the Company’s business plan, management believes the projected sales are conservative, there is a huge potential in the marketplace, but PTR has estimated only reasonable growth. Even on a worst-case scenario basis, the business will generate more than sufficient sales to provide investor satisfaction and create a sound foundation for future expansion.

Sales Forecast

Last updated:

	FY 2009	FY 2010	FY 2011

Unit Sales
Lessors Success Fees*	1,239	1,650	1,935
Affiliates Fees**	408	510	612
Advertisers Fees***	818	939	1,077
Other, Referral Fees****	732	805	885
Total Unit Sales	3,197	3,904	4,509

Unit Prices
Lessors Success Fees	$350.00	$350.00	$350.00
Affiliates Fees	$350.00	$350. 00	$350.00
Advertisers Fees	$350.00	$350.00	$350.00
Others, Referral Fees	$25.00	$25.00	$350.00

Sales
Lessors Success Fees	$433,650	$577,500	$677,250
Affiliates Fees	$142,664	$178,500	$214,200
Advertisers Fees	$286,300	$328,650	$376,950
Other, Referral Fees	$18,300	$20,125	$309,750
Total Sales	$880,914	$1,104,775	$1,578,150

Direct Unit Costs
Lessors Success Fees	$150.50	$150.50	$150.50
Affiliates Fees	$175.00	$175.00	$175.00
Advertisers Fees	$175.00	$175.00	$175.00
Other, Referral Fees	$0.25	$0.25	$3.50

Direct Cost of Sales
Lessors Success Fees	$186,470	$248,325	$291,218
Affiliates Fees	$71,332	$89,250	$107,100
Advertisers Fees	$143,150	$164,325	$188,475
Other, Referral Fees	$183	$201	$3,098
Subtotal Direct Cost of Sales	$401,134	$502,101	$589,890

NOTES:
* Lessors Success Fee - fee charged by PTR to property owners/managers for generating a new lease
** Affiliates Fee - fee paid to affiliates for generating a new lease
*** Advertisers Fee - fee received by PTR from advertisers for generating a sale or website traffic
**** Referral Fee – fee received by PTR for referrals, e.g. every time a renter signs a rent insurance policy through a participating property owner/manager program

Estimated Monthly Sales

February 2009 to January 2010

Estimated Yearly Sales

Future Services

As PTR continues to grow, additional services and websites may be added in the course of its planned expansion.

PTR’s future services are slated to include:

▪	Expansion into international markets, such as Canada, UK and Eastern Europe

▪	Launching a vacation rentals worldwide database of available vacation/holiday rentals and host every kind of possible property rental and build on a strong existing platform

▪	Launching a real estate for sale pay-per-listing model, including a pay-per-click model; the advertiser will be able to choose between two advertising models, or use both

▪	Launching a commercial real estate and commercial leases pay-per-listing models, including pay-per-click models; the advertiser will be able to choose between two advertising models, or use both

▪
Providing Landlord Rent Guarantee insurance (a policy to cover a property owner from financial losses connected with their property which they let out)  – a unique feature that was never introduced by competitors

▪	Expanding unique search criteria

The first expansion project PTR plans on introducing is its expansion into UK and Canadian apartment rental markets. PTR has completed researching the rental markets in UK and Canada and is currenly working on retaining programming engineers to add the necessary platform to the PTR website. PTR anticipates to launch these services within the next 12 months. The remaining future services are currently in early stage of development and PTR management will make additional announcements as the services further develop.

Opportunities

PTR opportunities include the following:

▪	Internet growth: population of Internet user’s grows daily; companies are being dragged into worldwide marketing, and must adapt to the changing marketplace or lose out on potential business.

▪
Vertical integration (management control that provides for expansion and unity of all business operations through a corporate hierarchy) on the national level: PTR establishes itself as a premier online rental website on the national scale, including the nation’s top 50 metropolitan markets.

▪
Vertical integration (management control that provides for expansion and unity of all business operations through a corporate hierarchy) on the international level: PTR plans to expand its services to Canada, UK and Eastern Europe.

RECENT DEVELOPMENTS

The PTR website was developed with limited technical resources; however, it currently is being loaded with the latest cut-edge technology to maintain high-end platforms. Our offshore highly experienced team of programmers and website developers continue to develop the website on a daily basis to ensure it becomes the premier venue for landlords and renters in both the national and international marketplaces.

PTR was launched (in Beta mode) on February 2008 and generated over $28,000 in its first month of operation. PTR has registered over 4,500 new members since launching in February 2008, and 12,000+ unique visitors to the site (a count of how many different people access our website) during the month of July 31, 2008.

RESULTS OF OPERATIONS AND OPERATING EXPENSES

Results of Operations and Operating Expenses from Inception (May 26, 2006) through September 30, 2008
 Results of Operations and Operating Expenses for the Year Ended December 31, 2007 compared to the Year Ended December 31, 2006.
We had no revenues during the year ended December 31, 2007 or the year ended December 31, 2006. We were engaged in the development of our website during those years. Our operating expenses for the year ended December 31, 2007 were $87,360 compared to $100,090 during 2006. The operating expenses were primarily the fee paid to the producer of our website. We paid $87,000 during 2007 compared to $100,000 during 2006. This resulted in a loss of $87,360 for the year ended December 31, 2007 compared to $100,090 during 2006.

We used cash of $87,360 and $100,090 during the years ended December 31, 2007 and 2006, respectively. The cash came from the proceeds of our stock offering during 2006 by which we raised $250,000.

Results of Operations and Operating Expenses for the Nine Months Ended September 30, 2008 compared to the Nine Ended September 30, 2007.
We realized our first revenues of $92,221 during the nine months ended September 30, 2008. We were engaged in the completion of development of our website during 2007 and recorded no revenues. Our operating expenses for the nine months ended September 30, 2008 were $34,304 compared to $75,330 during 2007. During 2008, the operating expenses were primarily the costs of operating our website. During 2007 the costs were primarily the $75,000 fee paid to the producer of our website. This resulted in a net income of $58,162 for the nine months ended September 30, 2008 compared to a loss of $75,330 during 2007.

Results of Operations and Operating Expenses for the Three Months Ended September 30, 2008 compared to the Three Ended September 30, 2007.
We realized revenues of $43,889 during the three months ended September 30, 2008. We were engaged in the completion of development of our website during 2007 and recorded no revenues. Our operating expenses for the three months ended September 30, 2008 were $15,960 compared to $25,030 during 2007. During 2008, the operating expenses were primarily the costs of operating our website. During 2007 the costs were primarily the $25,000 fee paid to the producer of our website. This resulted in a net income of $28,174 for the three months ended September 30, 2008 compared to a loss of $25,030 during 2007.

We were provided cash of $45,107 from operations during the nine months ended September 30, 2008 compared to cash used of $75,330 during the same period of 2007. We also raised cash of $200,000 from the proceeds of our stock offering during 2008. Accordingly, we have cash on hand of $307,657 as of September 30, 2008. We believe that we have sufficient cash on hand to meet our operating requirements for the next 12 months

PTR realizes revenue from the following sources:

1.	Charging a Success fee to any person listing a vacancy ONLY when PTR fills that vacancy. The charge is $350 per lease.

2.	Advertising program through PTR's Moving Center which enables businesses to list their moving-related services links widgets and banners on the PTR website;

3.	Affiliate program which allows affiliate websites/marketers to promote PlaceToRent.com and earn $25 for every verified new lease generated as a direct result of their promotions;

4.
Other Referral program including Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out) whereby PTR earns a commission every time a renter signs a rent insurance policy through a participating/enrolled property owner/manager.

As our business continues to develop, our expenses are expected to be primarily the cost of maintaining and further developing of our website and cost of operating administrative support, while the sources of revenue are expected to remain the same.

LIQUIDITY AND CAPITAL RESOURCES

We believe the proceeds from private placements and the reserves will generate sufficient cash in assisting with the operating needs of the Company. The Company is continuing to inquire into new investments to provide for further research and development capital and assisting further acquisitions over the next twelve months.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our website, for capital expenditures and general corporate expenses.

During the second quarter of 2008, proceeds of approximately $ 200,000 were received from the sale of securities in connection our private placement. Prior to that, on May 29, 2006, the sole director contributed $250,000 in return for the issuance of twenty five million shares of common stock.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain.

The Company recognizes revenue when the services have been performed and accepted by the customer. Company generates revenues by charging a Success fee to any person listing a vacancy only when the Company fills that vacancy. The Success fee is $350 per lease. The Company also generates revenues from referrals from its advertising program through the Company's Moving Center which enables businesses to list their moving-related services links widgets and banners on the Company’s. The Company receives and records this referral income when a customer purchases the service offered by the advertiser on the link or banner. The Company also recognizes revenues from other referral programs including Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out) whereby the Company earns a commission once a renter signs a rent insurance policy through a participating/enrolled property owner/manager.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning March 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement March 1, 2008, and it is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Our sole officer and director of the Company has provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management's Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December31, 2007.

DESCRIPTION OF BUSINESS

History

PlaceToRent.com was incorporated in Nevada. As the popularity of the internet continues to grow at an exponential rate, we believe PTR is poised to fill the niche between the underserved consumers and property owners/managers and the uninformative newspaper classified sections or rental websites cluttered with banner ads and links to useless resources that only degrade the consumer experience. Currently, a vast amount of renters find appropriate apartments through friends’ referrals, newspaper ads, supermarket rental magazines, driving around, and other “hit and miss” methods.

PTR employs no full time employees. Its founder Ms. Shulha expends a portion of her time on the business affairs of PlaceToRent.com It is currently seeking, and intends to hire, employees. The company's success will be dependent to a large degree on its ability to retain the services of its existing executive officer and to attract, train, and retain qualified additional personnel. The company's employees will not be subject to collective bargaining agreements or represented by a union. The company intends to have signed employment and nondisclosure agreement with each employee.

PTR is currently in BETA mode and has not launched its promotional campaigns; all the listings that are being obtained by the website come from individual property owners/managers who find us through search on the Internet. On average, about 600 to 1,000 property listings has been displayed each month on PTR website.

PTR’s mission is to enable property owners, managers and prospective renters to market, manage and track their rental properties from one website by providing them with unique proactive innovative online tools that make the apartment search better for everyone. PTR is implementing the newest technologies/platforms to provide its users with the simplest and most advanced and accurate apartment rental listings, such as:
▪	Web 2.0 technology that aims to provide creativity, information sharing and collaboration between prospective renters and property owners/managers
▪
RSS feeds (Really Simple Syndication) that allow both prospective renters and property owners/managers not only to post blog entries talking about their experience and asking for tips, but also to provide frequent listing updates

▪	AJAX (Asynchronous JavaScript and XML) technology that provides increased interactivity between the users, speed, functionality and usability of the website.

▪	Interactive Google™ mapping that allows to conveniently visualize apartments’ locations to enhance users’ search and decision-making
▪	PTR platform is fully compatible with most mobile devices

Rental properties, floor plans, amenities, benefits, qualifications, and rental details will be available with high-resolution pictures detailing property, so that renters can make timely and informed decisions.

INDUSTRY BACKGROUND

Until 2005, housing prices have been appreciating significantly throughout most of the United States(See Addendum 6, Rate of House Price Declines Slows In Second Quarter, Office of Federal Housing Enterprise Oversight (OFHEO), p. 6-7, downloaded from http://www.ofheo.gov/media/pdf/2q08hpi.pdf ), which has contributed to the fact that a large segment of the population could no longer qualify for home purchase. Despite the fact that since then housing prices declined, stringent credit conditions, home foreclosures and increasing unemployment brought by the ongoing economic crisis still prevent many from owning a home. As a result, the rental market has been growing at a rapid and robust pace. In a climate of such housing market uncertainty, renting has become an increasingly attractive option.

With more than 70% of renters starting their apartment hunt online according to the National Multi Housing Council (NMHC) (See Addendum 2, NMHC White Paper Explores How Consumers Search for Apartments Online. National Multy Housing Council, p.1, downloaded from http://www.nmhc.org/Content/ServeContent.cfm?ContentItemID=4572), we believe PTR should be perfectly poised to deliver what they need to make sure their search enjoyable, efficient and successful. The following relevant data (for the entire US market) show the most important trends associated with this industry (Source: U.S. Census Bureau, U.S. Department of Housing and Urban Development - press release February 2008, Housing Vacancy Survey, Addendum 7-8, downloaded from http://www.census.gov/const/C30/oprivsa2006.xls and http://www.census.gov/const/C30/oprivsa2007.xls):

Construction spending: private construction – residential (including improvements)*:

January 2006	$693.1M
December 2006	$580.2M
January 2007	$566.8M
December 2007	$471.2M

*Seasonally Adjusted Annual Rate

In the light of stringent lending regulations which prompt builders to scale back projects PTR sees an opportunity for existing apartment rental market to grow and develop further. Private construction spending decrease is a result of the current slow housing market conditions in the US which is characterized by such factors as strict credit practices, decreased demand for new homes and a large inventory of new developments that cannot be successfully completed or sold. Under these circumstances, PTR believes, a lot of anticipated homeowners will consider renting as an alternative housing option.

New one-family houses:

Sales of new one-family houses in February 2008 were at a seasonally adjusted rate of $590M, according to estimates released jointly by the US Census Bureau and the Department if Housing and Urban Development (See Addendum 9, downloaded from http://www.census.gov/const/newressales_200802.pdf). This is 1.8 percent below the revised January rate of 601,000 and is 29.8 percent below the February 2007 estimate of 840,000. The declining tendency of new-home sales in US gives PTR an incentive to believe that this fact benefits the apartment rental business overall, since people need a place to live, and if they cannot afford buying a house, they will rent it.

US projected population growth (See Addendum 10, downloaded from http://www.census.gov/population/www/projections/files/nation/download/NP2008_D1.xls):

2000	282,158 M
2008	304,228 M
2010	310,232 M

As population grows, PTR management anticipates that there will be an increase in housing demand, especially apartment rentals. Also, PTR believes that the apartment rental segment will benefit due to constant influx of immigrants to US, since immigrants' first home tends to be a rental rather than a purchased home because of the costs associated with home ownership.

Annual estimates of housing units (See Addendum 11a, p. 3, downloaded from http://www.census.gov/hhes/www/housing/hvs/qtr101/q101prss.pdf and 11b, p.3, downloaded from http://www.census.gov/hhes/www/housing/hvs/qtr106/q106prss.pdf):

First quarter 2000	119,105 M
First quarter 2006	125,373M

A housing unit is an occupied or vacant house, apartment, or a single room, etc. that is intended as separate living quarters. Such an increase in housing units over the past several years suggests that there has been expansion and demand for housing during those years, which was beneficial for rental market.

Housing vacancies and home ownership (current information on the rental and homeowner vacancy rates).
Rental vacancy rate is the proportion of the rental inventory which is vacant for rent,(See Addendum 12, p.1, downloaded from http://www.census.gov/hhes/www/housing/hvs/qtr108/q108press.pdf):

First quarter 2000	7.9%
First quarter 2007	10.1%

The increase in rental vacancy rate over the years suggests that there is an excess of rental units in the U.S. PTR predicts that, while rents continue to rise, in the light of ongoing forclosures for homeowners and unfavorable credit conditions for new builders demand for rentals increases which will eventually absorb the excess rental units.

These excess units will keep pressure on housing starts and prices for some time.

Annual median asking rent for the United States (See Addendum 13, p.3-5, downloaded from http://www.census.gov/hhes/www/housing/hvs/historic/files/histtab11.xls ):

2000	$483
2006	$633
2007	$665

The increased annual median asking rent above suggests that rents have risen significantly throughout the US in the past several years. PTR considers this factor as a signal of a stable and strong rental market. More and more households join the ranks of renters due to foreclosure and become tenants again driving up rents; the increasing number of foreclosures in the market increases demand for rentals.

(See also: http://www.box.net/shared/n7btc2uzh4)

PTR distinguishes the following several factors that are driving up demand for rentals:

•Renters are waiting for home prices to drop. As they watch real estate prices slide, many renters have decided to wait longer to buy because they think prices have yet to hit bottom
•Renters are finding it harder to buy. Many renters can't qualify for an affordable mortgage because of stricter lending rules that call for larger down payments and excellent credit.
•A steep rise in foreclosures (default notices, auction sale notices and bank repossessions). As more homeowners become renters, overall demand for rental property rises.

From such housing market conditions, PTR can infer a healthy prognosis for a rental industry to expand and develop further, and PTR is determined to capitalize on this opportunity.

Comparable Analysis

Internet listing services websites such as Rent.com, Apartments.com, ApartmentGuide.com, Rentals.com, etc. capture the most market share on a national scale. Although they boast millions of apartment listings, a majority of them do not provide a great deal of useful, detailed and decision-making content; some of them fail to serve a vast amount of prospective renters searching for roommates and property owners/managers who don’t have multiple units; many of them lack in technology and efficiency; and almost all of them have unfavorable business models both for prospective renters and property owners/managers business models.

Rent.com, founded in 1999, has a similar business model to the one of PTR’s, and rapidly grew to become the most visited apartment site in the United States. In 2004, Rent.com had projected revenues of $40M, and it was then acquired by eBay for $433M all cash, or a 10X trailing multiple. The 2005 revenue for Rent.com was estimated at $80M with a 40% profit margin.

PTR management plans for PlaceToRent.com will enter all of the major metropolitan markets in the United States and facilitate the needs of both landlords (including the ones who don’t have multiple units to list) and renters (including those who search for roommates). PTR has the following factors at its disposal to help achieve that goal: a favorable business model, various innovative services (including unique search criteria of locating properties around military bases, major corporations and college campuses; a rental insurance program; one-year rent-free campaign; and $150 reward program), , and high net profit margins.

Market Segmentation

PTR customers can be divided into 4 major categories:

▪
Lessors and Lessees (lessors are property owners/managers that list their vacancies and pay PTR a success fee of $350 upon PTR fills those vacancies; lessees are potential renters or roommates searching for listings)

▪	Affiliates (affiliates are websites/marketers who promote PlaceToRent.com and earn $25 for every verified new lease generated as a direct result of their promotions)

▪
Advertisers (advertisers are companies that list their moving-related services links, widgets and banners in the Moving Center section of PTR website; PTR generates income from driving traffic to the advertisers' websites or pay-per-click, which means PTR gets paid a fee each time a user clicks on these links, widgets and banners)

▪
Others/Referrals (whereby PTR earns commission for referring customers to other service providers – currently, PTR earns a commission every time a renter signs a rent insurance policy through a participating/enrolled property owner/manager)

As of October 2008, PTR website displays around 1,000 current property listings posted mainly by individual property owners small property managers, and registered about 600 roommate profiles. As PTR uses the Internet to provide services on a national scale, the number of these potential clients is huge, but, for conservative reasons, a growth rate between 10 and 20% and a potential customers’ number around 40,000 per year is considered suitable (potential customers are PTR website users including property owners/managers, affiliates, advertisers and referrals). The above statement is a projection only and shall not represent the actual future growth rate or the actual number of future customers. Since PTR has not launched its promotional campaign and has not advertised its services to general public in any manner, PTR management projects that, upon launch of the above campaigns, the chosen projected growth rate between 10 and 20% and a number of potential customers of 40,000 per year will demonstrate reasonably possible estimates and provide meaningful sensitivity information for PTR investors due to such conditions of the current economy as the amount of home foreclosures, rising rent, increasing population and unfavorable loan policies.

Table: Market Segmentation

Potential Customers	Growth	2008	2009	2010	2011	2012	Compound Annual Growth Rate
Lessors	20%	38,400	46,080	55,296	66,355	79,626	20.00%
Affiliates	15%	5,000	5,750	6,613	7,605	8.746	15.00%
Advertisers	15%	25,000	28,750	33,063	38,022	43,725	15.00%
Other (Referrals)	10%	1,000	1,100	1,210	1,331	1,464	10.00%
Total	17.78%	69,400	81,680	96,182	113,313	133,561	17.78% per annum average

Market Segmentation (Pie Chart)

Target Market Segment Strategy

By providing comprehensive, organized and detailed property rental and roommate listings, coupled with its current business model, PTR plans to attract both prospective renters and property owners/managers..

Market Demographics

Demographic trends are key factors in shaping rental market dynamics; the demographic group with the biggest impact on the apartment industry is the echo boomers, defined as individuals born between 1982 and 1995 (age 30-36) according to Mark Obrinsky, vice president of research and chief economist for the National Multi Housing Council (See Addendum 4, Chasing Destiny: Demographics Affect Rental Demand. Multifamily Executive Magazine, p.1).

PTR’s primary consumers are individuals, couples and families, age group 18-60 which covers the generations of Baby boomers (born between 1946-1964), Generation X (born between 1964-1980) and Echo boomers (born between 1982 and 1995). They are moving or relocating for many reasons:

▪	Education

▪	Jobs

▪	Relationships

Their financial backgrounds vary from lower budget students (shared apartments/roommate rentals) to executives (high-end rentals).

According to Mark Obrinsky, vice president of research and chief economist for the National Multi Housing Council, of the almost 115 million households in the United States, percentages for recent generations are as follows (See Addendum 4, Chasing Destiny: Demographics Affect Rental Demand. Multifamily Executive Magazine, p.2, downloaded from http://www.multifamilyexecutive.com/industry-news.asp?sectionID=543&articleID=639513):

Baby boomers	38%
Generation X	22%
Echo boomers	12%

The picture is quite different as to their share of the makeup of U.S. apartment residents. They are:

Baby boomers	26%
Generation X	25%
Echo boomers	29%

In current rental market conditions, Baby boomers still remain influential and comprise a sizable share of all apartment residents. In addition, they are an important target market for luxury apartment developers. But their significance for the apartment industry is likely to subside over the next decade, while the echo boomers (individuals born between 1982 and 1995) will become even more important.

First, the total number of apartment renters will rise by upwards of 1.8 million—from 15.9 million in 2005 to 17.7 million in 2015. Second, the number of echo boomer apartment residents jumps dramatically: from roughly 4.6 million in 2005 to almost 8 million in 2015. Correspondingly, the echo boomer share of apartment residents would rise to 45 percent. Finally, the number—and share—of apartment renters declines among all older generations, including Generation X and the Baby boomers.

(See also: http://www.box.net/shared/n7btc2uzh4)

PTR management believes that PTR is uniquely positioned to capture, professionally address and satisfy the needs of the current rental market demographics in the rental housing industry

Market Needs

The US real estate market may have fallen on hard times recently, but people still need to live somewhere. As a result, the rental market has recently experienced a revival, as many home owners who can't sell are being forced to become landlords to make mortgage and tax payments. According to Josh Catone, freelance writer /RWW Network (See Addendum 5, iiProperty: Web 2.0 Meets Residential Property Rental Market. RWW Network, Press Release Nov. 16, 2007, p.1, downloaded from http://www.readwriteweb.com/archives/iiproperty_rentometer.php), over 90% of the residential property rental market is controlled by small owners — i.e., those with fewer than 50 units. One of the greatest values associated with PTR is that there are no limitations for property owners/managers as to the number of units they wish to list - 1, 20, 50 or hundreds.

As a result of increased housing market uncertainty, sharing an apartment/looking for a roommate instead of renting the whole unit becomes an increasingly attractive option for many low-income individuals, such as students and starting employees. PTR is the only internet listing services website that specifically targets such markets and provides a unique and proactive method to search for roommates on its website and communicate with them through internal email and blog posts.

PTR customers look for PTR to provide them with sound advice in all rental market fields. PTR satisfies the most sophisticated customer needs by providing detailed information about relocation properties, including those located around military bases, major corporations and college campuses all over the US.

Market Trends

The following is the list of factors determining the rental market trends at the current time:

▪	The number of foreclosures and prices of rentals have increased tremendously ( both factors benefit our service)

▪	The Internet has brought a larger community into direct communication between the property owners/managers and prospective renters

▪	The nation’s top metropolitan cities are experiencing a large influx of people, which results in continuous growth of rental demand

▪	Corporations experience a greater need to search for housing solutions for their employees

▪	The growth trend in online real estate and rental inquiries continues to rise (over 80% in 2007)

▪	Increase in the volume of immigration into United States

(See also: http://www.box.net/shared/n7btc2uzh4)

Market Growth

Real estate sites are attracting significant Internet traffic, online rental and real estate inquiries are growing daily. A national web trends report issued on Feb 18, 2008 by comScore Media Metrix, a leader in measuring the digital world, shows a 28% gain to 42 million visitors to the real estate category in January 2008 since December 2007 (See Addendum 3, p.1-2, downloaded from http://www.comscore.com/press/release.asp?press=2067). In addition, the nation’s top 50 metropolitan areas experience a non-stop growth; for example, the population of Los Angeles, CA is growing 10% annually; it is one of the fastest growing cities in the U.S. California’s population is predicted to almost double between 2000 and 2050, increasing from 34 million to almost 60 million (See Addendum 10, p.3-4, downloaded from http://www.dof.ca.gov/html/DEMOGRAP/ReportsPapers/Projections/P3/P3.php). (See also: http://www.box.net/shared/n7btc2uzh4)

In the light of such conditions, management believes that PTR has positioned itself to capitalize on the strong growth opportunity in both domestic and international markets. Internet growth skyrocketed and online interactions have become an integral part of everyday life.

Service Business Analysis

The increasing need for rental and real estate information in the US, along with new high-tech internet tools, will enable PTR to establish itself at the forefront of the rental industry. To combat the competitors in the rental industry, PTR will employ its “per-for-performance” business model and intelligent marketing strategy that will place PTR above the other similar companies. PTR distinguishes itself between its competitors by ensuring comprehensive, up-to-date rental listings and by providing unique services (RSS feeds, landlord rent guarantee insurance which is a policy to cover a property owner from financial losses connected with their property which they let out, extensive search criteria, etc.), maintaining quality management and delivering the best expertise available in the field to consumers. Given that, we believe that PTR has all prerequisits to take a place among the leaders in the rental industry.

PRODUCT BACKGROUND

Launched in February 2008, the PTR website has already attracted thousands of visitors and generated significant sales.

PTR’s state-of-the-art website, currently in Beta-mode, will be developed further to provide the user interface and online tools, and plans to exit its beta phase in January, 2009.

Technology and Development

The PTR website has initially been developed with limited technical resources; however, it currently is being loaded with the latest cutting-edge technology to maintain high-end platforms there are material agreements related to its technology and development.. Our offshore highly experienced team of programmers and website developers continue to develop the website on a daily basis to ensure it becomes the premier venue for landlords and renters in both the national and international marketplaces.

The following is the list high-tech features that are utilized in developing of PTR website:

▪	Web 2.0 technology that aims to provide creativity, information sharing and collaboration between prospective renters and property owners/managers

▪
RSS feeds (Really Simple Syndication) that allow both prospective renters and property owners/managers not only to post blog entries talking about their experience and asking for tips, but also to provide frequent listing updates

▪	AJAX (Asynchronous JavaScript and XML) technology that provides increased interactivity between the users, speed, functionality and usability of the website.

▪	Interactive Google™ mapping that allows to conveniently visualize apartments’ locations to enhance users’ search and decision-making

▪	New listing email updates sent automatically to User

▪	Listings can be sent via SMS directly to Users Mobile device

▪	PTR platform is fully compatible with most mobile devices

▪	Direct communication between prospective renters and property owners/managers to facilitate negotiation

▪	User friendly interface that helps attract users, especially more savvy and influential users

Competition

PTR’s competitors include, but are not limited to, the following companies:

▪	Rent.com

▪	Apartments.com

▪	Westsiderentals.com

▪	ApartmentGuide.com

Our existing and potential competitors, capture the most market share on a national scale, include online listing service web sites offering rental properties and other related content and services, as well as general purpose online services, and traditional media such as newspapers, magazines and television that may compete for advertising dollars. The real estate search services market in which our business operates is becoming increasingly competitive. A number of competitors have emerged or intensified their focus on the real estate market, including Rent.com, ForRent.com, Apartments.com, etc.

While the above companies are national rental listing businesses with a significant share of the rental housing Market at the present time, Rent.com is the only company that employs a similar business model to that of PTR and thus is the only significant competitor. However, PTR has a considerable competitive advantage over Rent.com, namely:

▪	PTR rewards its registered users $150 for each verified lease while Rent.com offers their users $100

▪	PTR implements the newest Web 2.0 features into its platform - Rent.com’s technology is slightly older and does not offer many advanced features available today

▪	PTR offers Interactive Google mapping technology with Street views - Rent.com uses MapQuest with limited user interactivity

▪	Roommate/shared apartment search service - not currently offered by Rent.com

▪	No multiple-unit listing requirement for property owners/managers - Rent.com only allows listings of multiple properties/units

▪	RSS feeds providing up-to-minute listing updates and blog posting - Rent.com does not provide RSS feeds

▪	Ability to text listings to mobile devices via SMS - service not currently offered by Rent.com

Competitive Advantage:

PTR seeks to establish a competitive edge in its new target market segment by increasing the level of customer contact and service that other competitors seem to lack; these additional services include, but are not limited to the following:

▪	RSS feeds to facilitate frequent updates of listing and provide blogging between prospective renters and property owners/managers

▪	Ability to list single and multiple units

▪	Free Roommate service

▪	Discounted Moving Products/Services

▪	Ever expanding Multiple search criteria

▪	Free search and listing

Additionally, PTR has the necessary knowledge and resources to produce high-quality website content and services that is needed in this field. The new investment in the website development and marketing will ensure greater service and will strengthen the contacts that promote word of mouth marketing and networking.

The following is the list of the key factors that poise PTR as a leader in the online rental industry:

▪
PTR “revenue-share”, “pay-for-performance”, “transaction-based”, “consumer-oriented” business model: PTR charges landlords $350 per transaction, giving renters a $150 reward from the fee (revenue share) when a lease agreement is signed (performance). It is a winning solution for both prospective renters and property owners/managers.

▪	Advanced computer technology, website performance:

❖	Web 2.0 technology that aims to provide creativity, information sharing and collaboration between prospective renters and property owners/managers

❖
RSS feeds (Really Simple Syndication) that allow both prospective renters and property owners/managers not only to post blog entries talking about their experience and asking for tips, but also to provide frequent listing updates

❖	AJAX (Asynchronous JavaScript and XML) technology that provides increased interactivity between the users, speed, functionality and usability of the website

❖	Interactive Google™ mapping to conveniently visualize apartments’ locations to enhance users’ search and decision-making

❖	New listing email updates

▪
Strong management: PTR founder, Ms. Shulha, has over six years of experience in the financial services industry with considerable corporate education and experience. She assisted publicly traded companies in a variety of investment banking activities and gained valuable experience in start-up companies, the execution of business plans and the process of taking companies public.

▪	Efficient marketing strategy: PTR will be promoted through an aggressive media campaign that will offer a cash reward for anyone who successfully rents a property listed on PTR website.

▪
Nationwide company visibility: PTR positioned itself to capitalize on major opportunities within the rental market and plans to enter all of the major metropolitan markets in the United States and become the #1 website for prospective renters and property owners/managers.

▪
A clear vision of the online rental market: PTR has spent several years researching the online rental market and has a strong understanding the needs of both renters and property owners - PTR satisfies the most sophisticated customer needs by providing detailed information about relocation properties, including those located around military bases, major corporations and college campuses all over the US.

DESCRIPTION OF PROPERTY

The Company leases offices in Beverly Hills, California. The term of the lease is 12 months and terminates February 21, 2009. The monthly rent is $2,700 per month.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

Since inception, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MARKET FOR REGISTRANT'S COMMON EQUITY

Our common shares are not currently quoted on any exchange.

RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 30 record holders of our common stock as of November 24, 2008.

MANAGEMENT

Directors are elected at the Company's annual meeting of Stockholders and serve for one year until the next annual Stockholders' meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

The following sets forth certain information with respect to executive officers, directors, key employees and advisors of PTR as of the date of this Memorandum:

Name	Age	Position	Appointed

Nataliia Shulha	29	President, Treasurer, Secretary and Director	Inception

All its directors will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Set forth below is certain biographical information with respect to each of its officers and directors.

Nataliia Shulha - President, Treasurer, Secretary, and Director: Ms. Shulha (29) serves as President and Chief Executive Officer of PlaceToRent.com®, Inc. Ms. Shulha has over six years of experience in the financial services industry and has achieved considerable corporate education and experience. While spending 5 years as President of her own Business Development Consulting Agency (02/2003 – 11/2007), she has been continually involved in business activities such as assisting publicly traded companies in a variety of investment banking activities. While employed by the San Francisco Investment Banking firm of VentureCapNow.com (08/2001-05/2005), she gained valuable experience in start- up companies, the execution of business plans and the process of taking companies public. Ms. Shulha serves as Director of PlaceToRent.com, Inc. Ms. Shulha holds a Bachelor of Science in Computer Information Systems (Summa Cum Laude) from California State University, Los Angeles and a Bachelor of Arts (Linguistics) and a Bachelor of Science (Information Business Technologies) from MSLU, Minsk, Belarus. Ms. Shulha currently holds a California Real Estate Broker License.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until elections are held at each annual meeting.

Directors are elected at the Company's annual meeting of Stockholders and serve for one year until the next annual Stockholders' meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Director Independence

Our current sole member of the Board of Directors is not considered independent.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement In Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance With Section 16 (a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule16a-3(e) under the Securities Exchange Act of 1934 during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, the following officers, directors and owners of 10% or more of our outstanding shares have not filed all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934:

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer or controller or persons performing similar functions. Such Code of Ethics is filed as Exhibit 14.1 hereto.

Executive Compensation

The following table sets forth for the fiscal years ended December 31, 2007, the compensation awarded to, paid to, or earned by, our Chief Executive Officer whose total compensation was zero.

Summary Compensation Table

		Annual Compensation			Long- Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Nataliia Shulha/ President	2007	$0.00	$0.00	$0.00	None

Nataliia Shulha has not been awarded, paid or earned any executive compensation.

Outstanding Equity Awards At Fiscal Year-End Table

None.

Option Exercises And Stock Vested Table

None.

PENSION BENEFITS TABLE

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

Potential Payments Upon Termination Or Change In Control Table

None.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not intend to pay any additional compensation to our directors. As of the date hereof, we have not entered into employment contracts with any of our officers and we do not intend to enter into any employment contracts until such time as it profitable to do so.

Equity Compensation Plan Information

Stock Option Plan

The Company, at the current time, has no stock option plan or any equity compensation plans

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding beneficial ownership of the common stock as of December 31, 2007, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 8200 Wilshire Blvd. Suite 400, Beverly Hills, CA 90211.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Percent of Class
Nataliia Shulha President,	25,000,000	98.4%

(1)   Based on 25,400,000 issued and outstanding shares of common stock.

Certain Relationships and Related Transactions.

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Transfer Agent

Empire Stock Transfer, Inc., 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074 Phone: (702) 818-5898; Fax: (702) 974-1444.

PLACETORENT.COM, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

April 30, 2008 and December 31, 2007

Exhibitis and Financial Statements Schedules.

Description	Page

Report of Independent Registered Certified Public Accounting Firm	F-1

Balance sheets at December 31, 2006, for the year ended December 31, 2007 and for the four months ended April 30, 2008	F-2

Statements of operations for the for the period from May 26, 2006 (inception) through December 31, 2007, for the year ended December 31, 2007 and for the four months ended April 30, 2008	F-3

Statements of shareholders' equity for the period from May 26, 2006 (inception) through December 31, 2007 for the year ended December 31, 2007 and for the four months ended April 30, 2008	F-4

Statements of cash flows for the period from May 26, 2006 (inception) through December 31, 2007 for the year ended December 31, 2007 and for the four months ended April 30, 2008	F-5

Notes to financial statements for the period from May 26, 2006 (inception) through December 31, 2007 for the year ended December 31, 2007 and for the four months ended April 30, 2008	F-6

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors PlaceToRent.com, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of PlaceToRent.com, Inc. (A Development Stage Company) as of April 30, 2008, December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period ended April 30, 2008, and the years ended December 31, 2007 and December 31, 2006 and since inception on May 26, 2006 through April 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PlaceToRent.com, Inc. (A Development Stage Company) as of April 30, 2008, December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period ended April 30, 2008, and the years ended December 31, 2007 and December 31, 2006 and since inception on May 26, 2006 through April 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company, without realization of additional capital, raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 2, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

PLACETORENT.COM, INC.
(A Development Stage Company)
Balance Sheets

	April 30,	December 31,	December 31,
	2008	2007	2006

ASSETS

CURRENT ASSETS

Cash	$80,411	$62,550	$149,910
Prepaid expenses	-	-	-

Total Current Assets	80,411	62,550	149,910

TOTAL ASSETS	$80,411	$62,550	$149,910

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$750	$-	$-
Related party payables	-	-	-

Total Current Liabilities	750	-	-

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 75,000,000 shares authorized, 25,000,000 shares issued	25,000	25,000	25,000
Additional paid-in capital	225,000	225,000	225,000
Deficit accumulated during the development stage	(170,339)	(187,450)	(100,090)

Total Stockholders' Equity	79,661	62,550	149,910

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$80,411	$62,550	$149,910

The accompanying notes are an integral part of these financial statements.

PLACETORENT.COM, INC.
(A Development Stage Company)
Statements of Operations

			From Inception	From Inception
	For the Four	For the Year	on May 26,	on May 26,
	Months Ended	Ended	2006 Through	2006 Through
	April 30,	December 31,	December 31,	April 30,
	2008	2007	2006	2008

REVENUES	$27,888	$-	$-	$27,888

OPERATING EXPENSES

Production expenses	-	87,000	100,000	187,000
General and administrative	10,777	360	90	11,227

Total Operating Expenses	10,777	87,360	100,090	198,227

LOSS FROM OPERATIONS	17,111	(87,360)	(100,090)	(170,339)

OTHER EXPENSES

Interest expense	-	-	-	-

Total Other Expenses	-	-	-	-

LOSS BEFORE INCOME TAXES	17,111	(87,360)	(100,090)	(170,339)
PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$17,111	$(87,360)	$(100,090)	$(170,339)

BASIC LOSS PER COMMON SHARE	$0.00	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	25,000,000	25,000,000	25,000,000

The accompanying notes are an integral part of these financial statements

PLACETORENT.COM, INC.
(A Development Stage Company)
Statements of Stockholders' Equity

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, May 26, 2006	-	$-	$-	$-	$-

Shares issued for cash at $0.01 per share	25,000,000	25,000	225,000	-	250,000

Net loss since inception through December 31, 2006	-	-	-	(100,090)	(100,090)

Balance, December 31, 2006	25,000,000	25,000	225,000	(100,090)	149,910

Net loss for the year ended December 31, 2007	-	-	-	(87,360)	(87,360)

Balance, December 31, 2007	25,000,000	25,000	225,000	(187,450)	62,550

Net income for the four months ended April 30, 2008	-	-	-	17,111	17,111

Balance, April 30, 2008	25,000,000	$25,000	$225,000	$(170,339)	$79,661

The accompanying notes are an integral part of these financial statements.

PLACETORENT.COM, INC.
(A Development Stage Company)
Statements of Cash Flows

				From Inception
	For the Four			on May 26,
	Months Ended	For the Years Ended		2006 Through
	April 30,	December 31,		April 30,
	2008	2007	2006	2008

OPERATING ACTIVITIES

Net loss	$17,111	$(87,360)	$(100,090)	$(170,339)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Changes in operating assets and liabilities:
Changes in prepaid expenses	-	-	-	-
Changes in accounts payable and accrued expenses	750	-	-	750
Net Cash (Used in) Provided by Operating Activities	17,861	(87,360)	(100,090)	(169,589)

INVESTING ACTIVITIES	-	-	-	-

FINANCING ACTIVITIES

Loans from related parties	-	-	-	-
Common stock issued for cash	-	-	250,000	250,000

Net Cash Provided by Financing Activities	-	-	250,000	250,000

NET DECREASE IN CASH	17,861	(87,360)	149,910	80,411

CASH AT BEGINNING OF PERIOD	62,550	149,910	-	-

CASH AT END OF PERIOD	$80,411	$62,550	$149,910	$80,411

SUPPLIMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-	$-	$-
Income Taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

PLACETORENT.COM, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
April 30, 2008 and December 31, 2007

NOTE 1. GENERAL ORGANIZATION AND BUSINESSES

PlaceToRent.com, Inc., (A Development Stage Company) was incorporated on May 26, 2006 under the laws of the State of Nevada. The business of the Company is to develop an Internet-based listing service for the online national residential rental market. The business has no significant operations and in accordance with SFAS #7, the company is considered a development stage company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

The Company recognizes revenue when the services have been performed and accepted by the customer. Company generates revenues by charging a Success fee to any person listing a vacancy only when the Company fills that vacancy. The Success fee is $350 per lease. The Company also generates revenues from referrals from its advertising program through the Company's Moving Center which enables businesses to list their moving-related services links widgets and banners on the Company’s. The Company receives and records this referral income when a customer purchases the service offered by the advertiser on the link or banner. The Company also recognizes revenues from other referral programs including Landlord Rent Guarantee Insurance (a policy to cover a property owner from financial losses connected with their property which they let out) whereby the Company earns a commission once a renter signs a rent insurance policy through a participating/enrolled property owner/manager.

Advertising costs
The Company expenses all costs of advertising as incurred. There were no advertising costs included in the selling, general and administrative expenses as of April 30, 2008.

Impairment of long-lived assets
Long-lived assets held and used by the company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management as of April 30, 2008.

Production expenses
The Company has expensed the $87,000 and $100,000 cost of producing its website incurred during the years ended December 31, 2007 and 2006, respectively.

NOTE 3. INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	April 30, 2008	December 31, 2007
Income tax expense at statutory rate	$6,673	$(34,070)
Net operating loss carryover	(6,673)	-
Valuation allowance	-	34,070
Income tax expense per books	$-	$-

NOTE 3. INCOME TAXES (Continued):

Net deferred tax assets consist of the following components as of:

	April 30, 2008	December 31, 2007
NOL carryover	$66,432	$73,105
Valuation allowance	(66,432)	(73,105)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $170,339 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 4. STOCKHOLDERS’ EQUITY

Common Stock

On May 26, 2006, the Board of Directors authorized 25,000,000 shares at $0.01 to its founding shareholder for cash of $250,000.

NOTE 5.   GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s revenues are not sufficient to meet its operating costs. This raises substantial doubt about the Company’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management may seek funding from its shareholders and other qualified investors to pursue its business plan.  In the alternative, the Company may be amenable to a sale, merger or other acquisition in the event such transaction is deemed by management to be in the best interests of the shareholders.

NOTE 6.   THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

NOTE 6.   THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

The FASB has revised SFAS No. 141. This revised statement establishes uniform treatment for all acquisitions. It defines the acquiring company. The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date. It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time. This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company believes the implementation of this standard will have no effect on our financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”. SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.
In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity.

NOTE 6.   THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning March 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement March 1, 2008, and it is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

PLACETORENT.COM, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

September 30, 2008 and December 31, 2007

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PlaceToRent.com, Inc.
(A Development Stage Company)

We have reviewed the accompanying condensed balance sheets of PlaceToRent.com,Inc. as of September 30, 2008, and the related condensed statements of operations, stockholders’ equity (deficit), and cash flows for the three-month ended September 30, 2008 and September 30, 2007 and nine-month period ended September 30, 2008 and September 30, 2007. These interim financial statements are the responsibility of the Corporation’s management.

We conduct our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the balance sheets of PlaceToRent.com,Inc. as of April 30, 2008, December 31, 2007 and December 31, 2006, and the related statements of income, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated June 2, 2008, we expressed an opinion with a going concern paragraph on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of April 30, 2008, December 31, 2007 and December 31, 2006 is fairly stated, in all material respects, in relations to the balance sheet from which it has been derived.

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

F-1

PLACETORENT.COM, INC.

Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS

Cash	$307,657	$62,550
Accounts receivable	13,240	-

Total Current Assets	320,897	62,550

TOTAL ASSETS	$320,897	$62,550

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$185	$-
Related party payables	-	-

Total Current Liabilities	185	-

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 75,000,000 shares authorized, 25,400,000 and 25,000,000 shares issued, respectively	25,400	25,000
Additional paid-in capital	424,600	225,000
Accumulated deficit	(129,288)	(187,450)

Total Stockholders' Equity	320,712	62,550

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$320,897	$62,550

The accompanying notes are an integral part of these financial statements.

F-2

PLACETORENT.COM, INC.

Statements of Operations
(unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

REVENUES	$43,889	$-	$92,221	$-

OPERATING EXPENSES

Production expenses	-	25,000	-	75,000
General and administrative	15,960	30	34,304	330

Total Operating Expenses	15,960	25,030	34,304	75,330

LOSS FROM OPERATIONS	27,929	(25,030)	57,917	(75,330)

OTHER INCOME (EXPENSES)

Interest expense	245	-	245	-

Total Other Expenses	245	-	245	-

LOSS BEFORE INCOME TAXES	27,929	(25,030)	57,917	(75,330)
PROVISION FOR INCOME TAXES	-	-	-	-

NET INCOME (LOSS)	$28,174	$(25,030)	$58,162	$(75,330)

BASIC LOSS PER COMMON SHARE	$0.00	$(0.00)	$0.00	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	25,330,000	25,000,000	25,165,000	25,000,000

The accompanying notes are an integral part of these financial statements

F-3

PLACETORENT.COM, INC.

Statements of Stockholders' Equity
(unaudited)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2006	25,000,000	$25,000	$225,000	$(100,090)	$149,910

Net loss for the year ended December 31, 2007	-	-	-	(87,360)	(87,360)

Balance, December 31, 2007	25,000,000	25,000	225,000	(187,450)	62,550

Common stock issued for cash at $0.50 per share	400,000	400	199,600	-	200,000

Net income for the nine months ended September 30, 2008	-	-	-	58,162	58,162

Balance, September 30, 2008	25,400,000	$25,400	$424,600	$(129,288)	$320,712

The accompanying notes are an integral part of these financial statements.

F-4

PLACETORENT.COM, INC.

Statements of Cash Flows
(unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2008	2007

OPERATING ACTIVITIES

Net loss	$58,162	$(75,330)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Changes in operating assets and liabilities:
Changes in accounts receivable	(13,240)	-
Changes in accounts payable and accrued expenses	185	-
Net Cash (Used in)
Provided by Operating Activities	45,107	(75,330)

INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES

Loans from related parties	-	-
Common stock issued for cash	200,000	-

Net Cash Provided by Financing Activities	200,000	-

NET DECREASE IN CASH	245,107	(75,330)

CASH AT BEGINNING OF PERIOD	62,550	149,910

CASH AT END OF PERIOD	$307,657	$74,580

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

PLACETORENT.COM, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2008 and December 31, 2007

NOTE 1 -  CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2008, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2007 audited financial statements. The results of operations for the periods ended September 30, 2008 are not necessarily indicative of the operating results for the full year.

NOTE 2 - EQUITY ACTIVITY

During the nine months ended September 30, 2008, the Company issued 400,000 shares of its common stock at $0.50 per share for cash.

F-6

PROSPECTUS

PlaceToRent.com, Inc.

400,000 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until [-----], 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Other Expenses of Issuance and Distribution

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission’s registration fee.

Securities and Exchange Commission registration fee	$8
Accounting fees and expenses	$8,000
Legal fees	$7,500
Preparation and EDGAR conversion fees	$1,500
Transfer Agent fees and Printing Costs	$2,500
Total	$19,508

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

On May 26, 2006, the Board of Directors authorized 25,000,000 shares at $0.01 to its founding shareholder for cash of $250,000.

•	In June, 2008, the Company issued 310,000 shares to 20 shareholders for proceeds of $155,000 pursuant to Regulation D, Rule 506 of the Securities Act of 1933, as amended.

•	In July, 2008, the Company issued 90,000 shares to 9 shareholders for proceeds of $45,000, pursuant to Regulation D, Rule 506of the Securities Act of 1933, as amended.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Exhibits

3.1	Articles of Incorporation (incorporated by reference to the Company’s filing on Form S-1 on September 5, 2008)
3.2	Amendment to the Articles of Incorporation (incorporated by reference to the Company’s filing on Form S-1 on September 5, 2008)
3.3	Bylaws (incorporated by reference to the Company’s filing on Form S-1 on September 5, 2008)
5.1	Opinion re Legality
14.1	Code of Ethics (incorporated by reference to the Company’s filing on Form S-1 on September 5, 2008)
23.1	Consent of Registered Certified Public Accountants.
23.2	Consent of Legal Counsel (included in Exhibit 5.1 hereto).
____________________

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on April 4, 2008.

PlaceToRent.com, Inc.

Date: November 24, 2008	By:	/s/ Nataliia Shulha
Name: Nataliia Shulha
Title: Chief Executive Officer; Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and date stated.

By:	/s/ Nataliia Shulha	Date: November 24 2008
Name: Nataliia Shulha
Title: Chief Executive Officer Principal Financial Officer; Director